Exhibit 1.3

December 10, 2021

Vista Gold Corp.

7961 Shaffer Parkway, Suite 5

Littleton, Colorado 80127

Attention: Douglas L. Tobler, Chief Financial Officer

Dear Mr. Tobler:

Reference is made to the At The Market Offering Agreement, dated as of November 22, 2017, as amended on June 24, 2020 (the “ATM Agreement”), between Vista Gold Corp. (the “Company”) and H.C. Wainwright & Co., LLC (the “Wainwright”).  This letter amendment (the “Amendment”) constitutes an agreement between the Company and Wainwright to amend the ATM Agreement as set forth herein.  Defined terms that are used but not defined herein shall have the meanings ascribed to such terms in the ATM Agreement.

1.The defined term “Agreement” in the ATM Agreement is amended to mean the ATM Agreement as amended by this Amendment.

2.The defined term “Registration Statement” in the ATM Agreement is amended and restated as follows:

““Registration Statement” shall mean, collectively, (i) for the period from November 22, 2017 until the Second Shelf Effective Date (as defined herein), the shelf registration statement (File Number 333-218979) on Form S-3 (the “First Registration Statement”) that was initially declared effective on July 5, 2017, (ii) for the period from the Second Shelf Effective Date until July 7, 2021, the shelf registration statement (File Number 333-239139) on Form S-3 (the “Second Registration Statement”) that was filed prior to the expiration of the First Registration Statement and that was declared effective by the Commission on June 24, 2020 (such date of effectiveness of the Second Registration Statement, the “Second Shelf Effective Date”), and (iii) for the period from December 3, 2021 and thereafter, a new shelf registration statement (File Number 333-261225) on Form S-3 (the “Third Registration Statement”) that was declared effective by the Commission on December 3, 2021, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.”

3.The first sentence of Section 2 of the ATM Agreement is hereby amended and restated as follows:

“The Company proposes to issue and sell through or to the Manager, as sales agent and/or principal, from time to time during the term of this Agreement and on the terms set forth herein, up to the Maximum Amount (as defined below), which is equal to the lesser of such number of common shares (the “Shares”), no par value per share (“Common Shares”), that (a) equals the number or dollar amount of Common Shares registered on the Registration Statement pursuant to which the offering is being made, (b) equals the number of authorized but unissued Common Shares (less the number of Common Shares issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock), or (c) would cause the Company or the offering of the Shares to not satisfy the eligibility and transaction requirements for use of Form S-3, including, if applicable, General Instruction I.B.6 of Registration Statement on Form S-3 (the lesser of (a), (b), and (c), the “Maximum Amount”).”

4.The Company and Wainwright hereby agree that the date of this Amendment shall be a Representation Date under the ATM Agreement, the Company shall deliver the deliverables under Sections 6(b), 6(c) and 6(d) of the ATM Agreement on the date hereof, and the Company shall file a Prospectus Supplement with the Commission on the date hereof.

5.Except as expressly set forth herein, all of the terms and conditions of the ATM Agreement shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.

6.This Amendment may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

[remainder of page intentionally left blank]

In acknowledgment that the foregoing correctly sets forth the understanding reached by the Company and Wainwright, please sign in the space provided below, whereupon this Amendment shall constitute a binding amendment to the ATM Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By /s/ Edward D. Silva

Name: Edward D. Silva

Title: Chief Operating Officer

Accepted and Agreed:

VISTA GOLD CORP.

By: /s/ Douglas L. Tobler

    Name: Douglas L. Tobler

Title: Chief Financial Officer

[signature page to VGZ Amendment to

atm agreement]